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                     SUPPLEMENTAL EXECUTIVE CHOICE PROGRAM

                                 THE HOME DEPOT

                           EFFECTIVE JANUARY 1, 1999



SUMMARY

Each calendar year every officer receives a supplemental benefit allowance under the Supplemental Executive Choice Program (SECP). This allowance may be used to purchase additional disability or life insurance benefits, or to reimburse themselves for financial services or for health care expenses not covered under Home Depot's standard health care plans.


ELIGIBILITY

To be eligible for SECP, an employee must be an officer of the Company. The officer must elect coverage from the options available through SECP.


ENROLLMENT

Choices for enrollment will be available immediately upon eligibility and/or during annual enrollment in the fall of each year.


MAXIMUM ANNUAL BENEFIT

The maximum benefits payable during a calendar year for all options combined is $15,000 for senior officers and $10,000 for all other officers.


OPTIONS AVAILABLE

- SUPPLEMENTAL LONG TERM DISABILITY (LTD) INSURANCE (SDIP) - additional LTD insurance designed to replace a greater percentage of the value of the officers total compensation.

- SUPPLEMENTAL LIFE INSURANCE (SLI) - Variable Universal Life Insurance for up to three times base salary plus bonus minus the $300,000 already provided by The Home Depot, up to a specified maximum.



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-     FINANCIAL PLANNING & COUNSELING SERVICES - reimbursement for financial planning and counseling services up to a specified amount which varies by year.

- EXECUTIVE MEDICAL REIMBURSEMENT ACCOUNT (EMRA) - reimbursement for most medical and dental expenses not covered under the standard medical and dental plans for self and family up to a maximum of the SECP benefits allowance. Expenses must qualify under applicable IRS regulations.


TAXES

The dollars one elects to spend for SDIP, SLI, Financial Planning & Counseling Services and EMRA under SECP will be taxable in the year in which the benefits are paid. This amount will be reported on the W-2 for that same year. Applicable taxes include Federal and State income taxes, and FICA if the employee's pay falls below the FICA salary limit.


ADDITIONAL REIMBURSEMENT

In March of each year, while the SECP remains in effect, the Company will make an additional payment to help cover the taxes incurred for benefits paid in the previous year. This additional payment will be taxable income and will be reported on the W-2 in the year in which it is paid.


TERMINATION OF COVERAGE

Coverage will terminate on the earliest of the following dates. In some instances, portability of coverage may be applicable.

1.       An employee terminates employment with Home Depot.

2. At the end of an approved leave of absence, unless the employee returns to full-time employment with the Company.

3.       The employee is no longer an officer of the Company.

4.       The Company elects to discontinue the Supplemental Executive Choice
         Program.

5. Coverage under the EMRA option only will terminate when coverage under the Company's Group Health Plan terminates, either due to voluntary action on the part of the employee, or because the Company cancels the Group Health Plan.



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6.       Coverages under SDIP, SLI and Financial Planning & Counseling Services will terminate when the plan(s) is canceled either individually or collectively due to voluntary action on the part of the employee or at the discretion of the Company.

ERISA

SECP is a cash bonus plan. It is not funded, nor does it come under provisions of the Federal Employee Retirement Income Security Act (ERISA).